Exhibit 99.1

For Immediate Release

APTEVO THERAPEUTICS PROVIDES CORPORATE AND PIPELINE UPDATE

Reports Record Quarterly IXINITY® Net Revenue and New Patient Conversions

Following Launch of New 3,000 IU Assay

Provides Update on Ongoing APVO436 Phase 1/1b Clinical Study;

Evidence of Potential Clinical Activity Emerging;

No Dose-Limiting Toxicities or Anti-drug Antibodies Observed to Date in the Study

Reports Decision to Discontinue Development of APVO210

Announces Expense Reduction Plan to Reduce Annual Cash Burn by Approximately 30%

Management to Host Conference Call Today at 5:00 p.m. E.T./2:00 p.m. P.T.

Seattle, WA – October 3, 2019 — Aptevo Therapeutics Inc. (Nasdaq: APVO), a biotechnology company focused on developing novel oncology and hematology therapeutics, today provided a corporate and pipeline update.

IXINITY Results – Record Net Revenue and New Patient Conversions

During the third quarter of 2019 revenue for IXINITY continued to increase. Preliminary net product sales of IXINITY during the third quarter of 2019 are approximately $9 million compared to $5.8 million for the same period in 2018. This represents an increase of quarterly net revenue of approximately 55% year-over-year, and 22% sequentially from the second quarter of 2019 to the third quarter of 2019.

“The third quarter of 2019 was a particularly strong quarter for our IXINITY commercial operation, as we achieved record high net quarterly revenue,” said Mike Adelman, Senior Vice President, Commercial Operations for Aptevo. “Patient conversions onto IXINITY therapy reached their highest level during the current quarter, following the launch of a new, larger assay size and as awareness of IXINITY continues to build.”

“During the quarter, our commercial team had its best quarterly performance ever with respect to new patient conversions, beating our previous highest quarter by over 50%, as measured by unit volume,” said Marvin L. White, President and Chief Executive Officer. “This is a testament to the strength and capabilities of Aptevo’s commercial operations team, which has cultivated a strong reputation within the hemophilia B community for being responsive to the needs of the community. We anticipate that our expanding reputation will continue to drive further momentum.”

APVO436 Development Program – Early Indication of Potential Clinical Activity; No Dose Limiting Toxicities or Anti-Drug Antibodies Observed

APVO436 is Aptevo’s lead ADAPTIR bispecific antibody candidate. It is a novel anti-CD123 by anti-CD3 bispecific antibody that is currently being evaluated in a Phase 1/1b clinical trial in patients with acute myeloid leukemia and high-grade myelodysplastic syndrome.

“As we reported in July, the APVO436 clinical trial is progressing well,” said Dr. Scott Stromatt, Chief Medical Officer. “We are completing dosing of three patients in cohort 4, with dosing in cohort 5 scheduled to begin shortly. No dose-limiting toxicities or evidence of anti-drug antibodies (ADA) has been observed to date in the APVO436 study. Pharmacokinetic modeling suggests that as we advance into cohort 5 and beyond, we will be achieving dose levels of APVO436 that are estimated to be in a therapeutic range.”

Data from the ongoing clinical study indicates that one patient in cohort 4 experienced a reduction in bone marrow blasts and a change in the tumor from a complex genotype to a simpler mutation type, despite relatively low concentrations of the drug at these dose levels. Although too early to draw definitive conclusions, this is potentially an early indication of clinical activity. The company intends to advance this study to capture additional data at higher dose levels. The data from the higher dose cohorts is expected over the next several months.

APVO210 Development Program – Decision to Discontinue Development

Aptevo announced today its decision to discontinue further development of APVO210, a novel investigational bispecific antibody candidate under development for the treatment of autoimmune diseases. The decision followed the review of data from the Phase 1 multiple ascending dose (MAD) clinical study of APVO210 in healthy volunteers that suggests that APVO210 would not meet the desired target product profile for future commercialization.

Specifically, the clinical data showed evidence of increasing titers of anti-drug antibodies (ADA) with repeated doses of APVO210, which had varying impact on APVO210 drug levels in subjects’ blood. Importantly, Aptevo believes the ADA observed in this study is specific to APVO210 and is not characteristic of the ADAPTIR technology, as APVO210 does not incorporate improvements featured in newer ADAPTIR candidates and has a unique mechanism of action not associated with our other ADAPTIR candidates.

These improvements, which are incorporated in Aptevo’s current clinical and preclinical ADAPTIR bispecific candidates, including APVO436, ALG.APV-527 and APVO603, include: (i) replacement of a critical linker with a well-established amino acid sequence (Gly4Ser), which has been shown not to generate ADA in clinical studies; and (ii) a reduction in mutations in other areas of the ADAPTIR platform sequence, which have been replaced with native human sequence, also reducing the risk of potential ADA reactions.

“It’s important to understand that there are considerable differences in the structure, linkers, binding domains and mechanisms of action between APVO210 and our newer ADAPTIR bispecific molecules that incorporate recent improvements to our ADAPTIR platform,” said Jane Gross, Ph.D., Chief Scientific Officer. “Based on these differences, and the unique mechanisms of action and differentiating features of each of our bispecific candidates, we do not expect that the results observed in the APVO210 Phase 1 program are representative of what we will see with our other ADAPTIR candidates and we remain very excited about the opportunities around our other bispecific candidates, particularly our lead asset, APVO436, which is showing encouraging results in the ongoing Phase 1/1b clinical trial.”

Expense Reduction Plan

In order to conserve resources and extend its cash runway, Aptevo is implementing an expense reduction plan that reduces annual expenditures by approximately 30%. Planned reductions include: streamlining R&D programs, including reducing investment in certain programs; cut-backs in legal, professional and consulting expenses; reduction of leased space; cut-backs in non-commercial headcount; and reductions in executive and board cash compensation. Based on these actions, Aptevo estimates that its annual cash burn rate will be in the range of $24-$28 million in 2020, compared to a 2019 estimated cash burn rate of between $36-$40 million.

Mr. White concluded, “We recognize that our current market capitalization is strongly misaligned with the value of the assets in our portfolio and that we would incur significant dilution for shareholders were we to pursue a capital raise at our current market value. We have therefore implemented the current expense reduction plan and are continuing to evaluate other measures to reduce expenses in order to increase our operational efficiencies, while also pursuing opportunities to generate non-dilutive cash, with the goal of avoiding any dilution to shareholders at current stock price levels.”

“We remain very optimistic about our portfolio and the opportunities ahead for Aptevo. With IXINITY net revenues growing and APVO436 showing encouraging preliminary clinical activity signals and poised to make important clinical progress over the near-term, we are taking the necessary steps to support and maximize the value of these assets for our shareholders.”

Nasdaq Update

Aptevo intends to seek approval from the Listings Qualification Department at the Nasdaq Stock Market to transfer its listing from the Nasdaq Global Market to the Nasdaq Capital Market. The transfer will provide an additional 180 days, or until April 12, 2020, for Aptevo to regain compliance with Nasdaq’s minimum bid price requirement. Aptevo believes that this extension will enable additional time for potential meaningful clinical data from the ongoing APVO436 clinical trial to emerge and for IXINITY net revenues to continue to increase which could potentially catalyze an improvement in Aptevo’s share price and market capitalization. The Nasdaq Capital Market operates in substantially the same manner as the NASDAQ Global Market.

Conference Call and Webcast Information

Aptevo management will host a conference call and live webcast today, Thursday, October 3, 2019 at 5:00 pm Eastern Time / 2:00 p.m. Pacific Time. Shareholders and other interested parties may participate in the call by dialing 844-369-8770 (domestic) or 862-298-0840 (international). A replay of the call will be available and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international) and referencing the replay passcode 53858. The live webcast can be accessed from Aptevo’s corporate website at https://aptevotherapeutics.com/events. A replay will be available on Aptevo’s website approximately 2 hours after the conclusion of the call and will be archived for up to 90 days.

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel oncology and hematology therapeutics to meaningfully improve patients’ lives. Aptevo has a commercial product, IXINITY® coagulation factor IX (recombinant), approved and marketed in the United States for the treatment of Hemophilia B, and a versatile core technology – the ADAPTIR™ modular protein technology platform capable of generating highly-differentiated bispecific antibodies with unique mechanisms of action for the treatment of different types of cancer. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including, without limitation, statements regarding potential milestone payments, Aptevo’s outlook, financial performance or financial condition, Aptevo’s technology and related pipeline, collaboration and partnership opportunities, commercial portfolio, milestones, and any other statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “forecasts,” “estimates,” “will” and similar expressions are forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; adverse developments in research and development; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social and political conditions. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as filed on March 18, 2019 and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement.

Source:

Aptevo Therapeutics

Stacey Jurchison

Senior Director, Investor Relations and Corporate Communications

206-859-6628

JurchisonS@apvo.com